Exhibit 99.3

Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma condensed consolidated financial data consists of an unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 an unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004. The pro forma statements reflect the effects of our July 30, 2004 acquisition of J & F Steel, the effects of our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004, the effects of our issuance of $150 million of 8 1/4% Senior Notes due 2011 in December 2004 and the effects of our acquisition of Integris. We invested approximately $45.6 million, including acquisition costs for 100% of the equity interests in J & F Steel, LLC. In addition, we assumed $13.5 million of debt as part of the J & F Steel acquisition. We paid approximately $410.0 million in cash for 100% of the equity interests in Integris plus the assumption of Integris’ debt of approximately $237.0 million as of December 31, 2004. The acquisition of Integris may result in additional pro forma adjustments as further information becomes available.

We have derived our historical consolidated financial data for the year ended December 31, 2004 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004.

The historical financial data included in the year ended December 31, 2004 pro forma consolidated statement of operations for J & F Steel reflects the operations of J & F Steel for the seven months ended July 30, 2004 up to the date of our acquisition. This data was derived from the unaudited financial statements of J & F Steel for the six months ended June 30, 2004, included in the Company’s Current Report on Form 8-K/A filed on October 6, 2004 and from the unaudited financial statements of J & F Steel for the month of July 2004 not included herein.

We have derived the historical consolidated financial data of Integris for the year ended December 31, 2004 from the audited consolidated financial statements of Integris attached to this Form 8-K as Exhibit 99.1.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Integris Transactions as if they had occurred on December 31, 2004.

The unaudited pro forma condensed consolidated statement of operations reflects the J & F Steel acquisition, our issuance of $175.0 million of Convertible Senior Notes due 2024 in November 2004, our issuance of $150 million of Senior Notes due 2011 and the Integris Transactions as if they had occurred on January 1, 2004.

Management believes that, on the basis set forth herein, the pro forma statements reflect a reasonable estimate of the effects of the Integris and J & F Steel acquisitions, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and our issuance of $150 million of Senior Notes due 2011 in December 2004 on our historical financial position and results of operations based on currently available information. The acquisitions are accounted for under the purchase method of accounting. The allocation of purchase price is based upon the estimated fair value of assets acquired and liabilities assumed. Certain of the purchase price allocations reflected in the unaudited pro forma financial statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The unaudited pro forma financial data is presented for informational purposes only and does not purport to represent what our financial position or results of operations would have been had the Integris and J & F Steel acquisitions, our issuance of $175.0 million of 3.50% Convertible Senior Notes due 2024 in November 2004 and our issuance of $150 million of Senior Notes due 2011 in fact occurred on the dates assumed or that may result from future operations. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and the Integris and J & F Steel financial statements and related notes thereto.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2004

(in thousands)	The Company	Integris (B)	Integris pro forma adjustments (A)		Pro forma
Assets
Current assets
Cash and cash equivalents	$18,382	$4,203	$—		$22,585
Restricted cash	838	—	—		838
Receivables less allowances	465,404	241,465	—		706,869
Inventories	600,971	383,653	17,085	(1)	1,001,709
Prepaid expenses and other current assets	—	14,301	—		14,301
Deferred Tax Asset	9,820	—	—		9,820

Total current assets	1,095,415	643,622	17,085		1,756,122
Investments and advances	18,038	—	—		18,038
Property, plant & equipment, net	239,265	155,237	—	(3)	394,502
Goodwill, net	—	40,609	44,283	(1)	84,892
Intangible pension asset	9,036	—	—		9,036
Other intangible assets, net	—	5,365	(3,410	)(5)	1,955
Other assets	18,692	2,072	9,651	(2)(4)	30,415
Deferred income taxes	151,890	8,087	14,994	(1)	174,971

Total assets	$1,532,336	$854,992	$82,603		$2,469,931

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$222,345	$93,933	$—		$316,278
Non-trade payable - related parties	—	2,387	—		2,387
Salaries, wages & commissions	31,880	—	20,382	(6)	52,262
Other accrued liabilities	69,322	36,468	(17,940	)(1)(6)	87,850
Deferred income taxes	—	13,415	4,990	(1)	18,405

Total current liabilities	323,547	146,203	7,432		477,182
Long-Term debt	526,198	237,110	421,500	(2)	1,184,808
Deferred employee benefits	248,855	87,030	35,562	(1)	371,447
Other liabilities	917	2,758	—		3,675

Total liabilities	1,099,517	473,101	464,494		2,037,112

Stockholders’ equity
Preferred stock	80	—	—		80
Common stock	50,556	—	—		50,556
Capital in excess of par value	857,541	317,616	(317,616	)(7)	857,541
Retained earnings (deficit)	369,962	56,557	(56,557	)(7)	369,962
Treasury stock	(746,161)	—	—		(746,161)
Accumulated other comprehensive income (loss)	(99,079)	7,718	(7,718	)(7)	(99,079)
Restricted stock awards	(80)	—	—		(80)

Total stockholders’ equity	432,819	381,891	(381,891)		432,819

Total liabilities & stockholders’ equity	$1,532,336	$854,992	$82,603		$2,469,931

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2004

(in thousands, except per share amounts)	The Company	J&F (C)	J&F pro forma adjustments (E)		Debt offerings pro forma adjustments (E)		Subtotal	Integris (D)	Integris pro forma adjustments (E)		Pro forma
Net sales	$3,301,958	$103,375	$—		$—		$3,405,333	$2,003,681	$—		$5,409,014
Cost of materials sold	2,738,430	89,611	14	(1)	—		2,828,055	1,637,894	—	(8)	4,465,949

Gross profit	563,528	13,764	(14)		—		577,278	365,787	—		943,065
Warehousing and delivery	250,058	2,417	—		—		252,475	—	118,248	(9)	370,723
Selling, general and administrative	218,358	5,586	—		—		223,944	260,799	(119,376	)(9)(10)(11)	365,367
Restructuring and plant closure costs	3,553	—	—		—		3,553	1,644	—		5,197
Gain on sale of assets	(5,572)	(2,449)	—		—		(8,021)	—	—		(8,021)

Operating profit (loss)	97,131	8,210	(14)		—		105,327	103,344	1,128		209,799
Other revenue and expense, net	248	—	—		—		248	(738)	—		(490)
Interest and other expense on debt	(23,827)	(520)	(982	)(2)	(6,627	)(4)(6)	(31,956)	(10,540)	(20,034	)(12)	(62,530)

Income (loss) before income taxes	73,552	7,690	(996)		(6,627)		73,619	92,066	(18,906)		146,779
Provision (benefit) for income taxes	26,110	3,124	(405	)(3)	(2,598	)(5)(7)	26,231	32,229	(6,618	)(13)	51,842

Income (loss) from continuing operations	$47,442	$4,566	$(591)		$(4,029)		$47,388	$59,837	$(12,288)		$94,937

Income from continuing operations per share of common stock
Basic income per share	$1.90						$1.89				$3.80

Diluted income per share	$1.84						$1.84				$3.69

Average shares of common stock outstanding
Basic	24,931						24,931				24,931
Diluted	25,681						25,681				25,681

Notes to Unaudited Pro Forma Condensed

Consolidated Financial Statements

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2004:

A.	To reflect the following adjustments for the impact of the acquisition of Integris:

(1)	To adjust identifiable assets and liabilities to estimated fair value. Finished goods inventory has been increased to market value. Deferred employee benefits has been adjusted to reflect the estimated net unfunded pension and postretirement obligations of Integris. Other accrued liabilities has been adjusted to reflect an estimated $2.4 million in anticipated change-in-control payments to be made to certain Integris employees upon closing. Deferred tax adjustments reflect the impact of the differences between book and tax treatment for purchase accounting adjustments related to inventory, deferred employee benefits, and accrued change-in-control costs at the Company’s assumed deferred effective tax rate.

Goodwill represents the excess of the purchase price over the allocated fair value of Integris’ net assets and is presented as a net adjustment to existing Integris goodwill to arrive at a pro forma goodwill balance. Goodwill will not be amortized, but will be evaluated periodically for impairment.

We have begun integrating Integris’ operations and facilities with our own subsequent to the close of the acquisition. The pro forma adjustments do not reflect asset write-offs or severance and exit cost liabilities that may be recorded upon finalization of any integration plans. To the extent we record the effects of such actions within purchase accounting, the resulting Integris acquisition goodwill will increase.

(2)	To reflect increased borrowing, including debt issuance costs of $11.5 million, related to the purchase of Integris as follows:

i.	Borrowings of $421.5 million under an amended, five year, $1.1 billion senior secured credit facility entered into on January 4, 2005 with a syndicated bank group. Borrowings under the facility are reflected as long-term debt in the condensed consolidated pro forma balance sheet.

ii.	Costs of $1.5 million for a new senior secured bridge loan facility to fund a portion of the cash purchase price for the Integris acquisition. As a result of the $150 million Senior Note offering, we will not borrow any amounts under the new bridge loan facility and it will expire.

Note that the fair value of Integris debt assumed is estimated to be the carrying value due to the revolving nature of the borrowings.

(3)	The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value.

(4)	To eliminate assets not acquired and liabilities not assumed as part of the acquisition, which includes $1.8 million in unamortized Integris deferred debt issuance costs;

(5)	To eliminate $3.4 million intangible pension asset to reflect the estimated fair value of deferred employee benefits. The fair value of intangible assets is subject to revision upon completion of an appraisal. We do not expect the effect of such an appraisal to be significant;

(6)	To reclass balances to conform to our presentation; and

(7)	To eliminate historical owners’ equity in Integris.

B.	To reflect the historical balance sheet of Integris.

The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Integris follow. The final allocation may change upon completion of the valuation. The following table summarizes the actual preliminary allocation of the Integris purchase price as of December 31, 2004:

Integris
Current assets	$661,000,000
Property and equipment	155,000,000
Other assets	25,000,000
Goodwill	85,000,000

Total assets	926,000,000
Current liabilities	154,000,000
Long-term liabilities	362,000,000

Total liabilities	516,000,000

Purchase price	$410,000,000

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations:

C.	To reflect the pre-acquisition results of operations of J & F Steel for the period presented. J & F Steel’s statement of operations for the period presented includes restructuring activities associated with the closure of a facility prior to acquisition of J & F Steel by us. Items related to the restructuring include a $2,449,000 gain on the sale of assets for the year ended December 31, 2004.

D.	To reflect the results of operations of Integris for the period presented. Integris’ statement of operations for the period presented includes restructuring activities associated with employee reductions, changes to certain distribution operations and other merger-related costs in connection with the integration of business processes and systems, which totaled $1,644,000 in the year ended December 31, 2004.

E.	To reflect the following adjustments for the impact of the acquisition of J & F Steel:

(1)	To adjust depreciation expense to reflect the estimated fair value of property, plant and equipment at the date of acquisition;

(2)	Estimated increase in interest expense related to increased borrowing to finance the acquisition. An increase of 0.125 percent in the interest rate would have increased interest expense by $57,000 in the year ended December 31, 2004; and

(3)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the issuance of $175 million of 3.50% Convertible Senior Notes due 2024:

(4)	Estimated increase in interest expense totaling $0.2 million, including amortization of the issuance cost of the convertible notes; and

(5)	Estimated effect on income tax expense (benefit) resulting from above adjustment assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the issuance of the $150 million of 8 1/4% Senior Notes due 2011:

(6)	Estimated increase in interest expense totaling $6.4 million, including amortization of the issuance cost of the senior notes; and

(7)	Estimated effect on income tax expense (benefit) resulting from above adjustment assuming our on-going effective tax rates.

To reflect the following adjustments for the impact of the acquisition of Integris:

(8)	The pro forma adjustments do not currently reflect any additional depreciation resulting from the revaluation of property, plant and equipment to fair value. The fair value of property, plant and equipment is subject to revision upon completion of an appraisal of fair value. The book value stated reflects the effects of push-down purchase accounting recorded in 2000 and 2001 at Integris’ predecessor companies. An increase of 5 percent in the fair value of property, plant and equipment would have increased depreciation expense by approximately $782,000 in the year ended December 31, 2004;

(9)	To reclassify balances to conform to our presentation;

(10)	The pro forma adjustments do not currently reflect any additional amortization resulting from the valuation of any acquired identifiable intangible assets. The fair value of identifiable intangible assets is subject to revision upon completion of an appraisal of fair value. We do not expect the effect of such appraisal to be significant;

(11)	To adjust post-retirement benefit expense by $1.1 million to reflect the estimated fair value of deferred employee benefits at the date of acquisition;

(12)	Estimated increase in interest expense related to increased borrowing under the revolving credit facilities to finance the acquisition ($17.5 million) and additional amortization of deferred debt issuance costs under the revolving credit facilities ($1.0 million) and the bridge loan facility ($1.5 million). An increase of 0.125 percent in the interest rate would have increased interest expense by $527,000 in the year ended December 31, 2004; and

(13)	Estimated effect on income tax expense (benefit) resulting from above adjustments assuming our on-going effective tax rates.